UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☐                            Filed by a Party other than the Registrant    ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

RAND CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

User-Friendly Phone Book, LLC

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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On May 1, 2019, User-Friendly Phone Book, LLC issued a press release which is filed as Exhibit 1 hereto and is incorporated herein by reference.

Exhibit 1

User-Friendly Phone Book, LLC Responds to Rand Capital’s (NASDAQ:RAND)

April 29, 2019 Investor Presentation

The Woodlands, TX – May 1, 2019

On April 29, 2019, Rand Capital Corporation (Rand) (NASDAQ:RAND), announced that it has filed an updated investor presentation which includes a response to User-Friendly Phone Book, LLC’s (“User-Friendly”) belief that Rand shareholders would receive an approximately 66% greater return than that offered by the East Asset Management, LLC transaction simply from liquidating Rand’s portfolio. User-Friendly’s belief is based on Rand’s own reported Net Asset Value (“NAV”) of $4.99 as of December 31, 2018, contained in Rand’s SEC reports, which are personally certified as accurate by Rand’s CEO and CFO. Rand’s new statement that “likely realizable value of assets in liquidation [are] expected to be less than $3.00 per share,” does not disclose that it is based on a “fire sale” of Rand’s assets “being sold immediately or over a relatively short period of time,” which User-Friendly believes is misleading.1

User-Friendly never suggested a “fire sale” and does not believe there needs to be a “fire sale” in order to benefit Rand shareholders. User-Friendly believes that a competent execution of an orderly liquidation of Rand’s assets—especially considering the quality of Rand’s assets like ACV Auctions, Inc., Carolina Skiff LLC, and Microcision LLC— over the necessary period of time, whatever that may be, should result in a realized value well in excess of $3.00 per share.

CERTAIN INFORMATION CONCERNING THE PARTICIPANT

User-Friendly Phone Book, LLC (“User-Friendly”) is the sole participant in this solicitation. User-Friendly has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) consisting of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies to vote against the proposed transaction with East Asset Management, LLC at the Special Meeting of Stockholders of Rand Capital Corporation (the “Company”) scheduled to be held on May 16, 2019.

USER-FRIENDLY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, USER-FRIENDLY WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO USER-FRIENDLY’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 or (212) 929-5500.

[1]	Page 3 of Appendix F in Rand’s definitive proxy statement filed April 18, 2019

As of the date hereof, User-Friendly owns 1,455,993 shares of common stock of the Company, representing approximately 23.0% of the issued and outstanding shares of the Company.

About User-Friendly Phone Book

Operating since 1999, User Friendly Media boasts a portfolio of print, digital and mobile marketing solutions for small business. The company’s product suite includes 35 print directories, User Friendly Apps, a mobile app builder, User Friendly Mobile ads, a platform for serving locally-targeted mobile ad impressions and GoLocal247.com, one of the fastest growing local business directory websites in the country.

Media Contact:

Matthew Bretzius

FischTank Marketing and PR

matt@fischtankpr.com